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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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First Oak Brook Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST OAK BROOK BANCSHARES, INC.
1400 Sixteenth Street
Oak Brook, Illinois 60523
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2005
April 8, 2005
To the Shareholders of First Oak Brook Bancshares, Inc:
      You are cordially invited to attend the Annual Meeting of Shareholders of First Oak Brook Bancshares, Inc. to be held in the Conference Center located in the Lower Level of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois 60523, on Tuesday, May 10, 2005 at 10:00 A.M. (the “Annual Meeting”) for the purpose of considering and acting on the following:
(1) Election of three (3) Class III directors;
(2) Proposal to ratify the appointment of Grant Thornton LLP as independent auditors for the Company; and
(3) Such other business that may properly come before the Annual Meeting or any adjournment thereof.
      Only shareholders of record at the close of business on March 25, 2005 will be entitled to notice of and to vote at the Annual Meeting.
      All persons who find it convenient to do so are invited to attend the Annual Meeting in person. However, regardless of whether or not you attend the meeting, it is important that your shares are represented and voted. Therefore, please sign and return the enclosed Proxy promptly. If you attend the Annual Meeting, you may vote in person if you wish, even though you previously returned your Proxy.

By Order of the Board of Directors

/s/ Mitchell L. Hollins Mitchell L. Hollins
Secretary

PROXY STATEMENT
INFORMATION CONCERNING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
FOOTNOTES
ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS, MEETINGS, COMMITTEES, FUNCTIONS, MEMBERSHIP, AND COMPENSATION
TRANSACTIONS WITH RELATED PERSONS
INDEPENDENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE INDEPENDENT DIRECTORS COMMITTEE ON EXECUTIVE COMPENSATION AND OTHER COMPENSATION MATTERS
SUMMARY COMPENSATION TABLE
TRANSITIONAL EMPLOYMENT AND OTHER AGREEMENTS WITH EXECUTIVE OFFICERS
STOCK OPTION GRANTS TABLE
AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END STOCK OPTION VALUES
FIVE YEAR PERFORMANCE COMPARISON
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN TABLE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANT
SHAREHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING THE SAME ADDRESS

PROXY STATEMENT
      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or “Board”) of First Oak Brook Bancshares, Inc. (the “Company”) of proxies for use at the 2005 Annual Meeting of Shareholders to be held Tuesday, May 10, 2005 (the “Annual Meeting”) and at any adjournment thereof. The Company will bear all costs in connection with this solicitation. It is intended that proxies in the accompanying form, when returned properly executed, will be voted at the Annual Meeting. If a choice on any matter has been specified by the shareholder, the shares will be voted accordingly. If no choices are specified, the shares will be voted FOR the item in question. Proxies may be revoked by notice to the Company in writing or in the open meeting at any time before they are exercised.
      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting who will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares, or “broker non-votes”, will be considered as present for quorum purposes, but not entitled to vote with respect to that matter.
      Shareholders of record at the close of business on March 25, 2005 will be entitled to vote. On that date, there were 9,768,374 outstanding shares of common stock. Each outstanding share of common stock entitles the holder to one vote.
      This Proxy Statement, Notice of Annual Meeting and accompanying proxy card are being mailed to shareholders on or about April 8, 2005.

INFORMATION CONCERNING SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following tables set forth information concerning the beneficial ownership of the Company’s common stock (“Common Stock”), as of March 25, 2005, by: (1) each person known to the Company to be the beneficial owner of more than 5% of its Common Stock; (2) each director, nominee for director and named executive officer of the Company; and (3) all directors, executive officers and senior corporate officers of the Company as a group. The address of all such persons unless otherwise stated is c/o the Company, 1400 Sixteenth Street, Oak Brook, Illinois 60523.
Security Ownership of Directors and Management(1)

		Amount and
		Nature of		Acquirable	Percent
		Beneficial		Within 60	of
Title of Class	Name of Beneficial Owner	Ownership(2)		Days(3)	Class(4)

Common	Directors
	John W. Ballantine	3,000	(5)	5,250	*
	Miriam Lutwak Fitzgerald	939,119	(6)	1,750	9.2%
	Stuart I. Greenbaum	—	(7)	9,000	*
	Charles J. Gries	3,841	(8)	1,500	*
	Eugene P. Heytow**	30,952	(9)	69,900	1.0%
	Frank M. Paris	573,111		42,000	6.0%
	Richard M. Rieser, Jr.**	619,987	(10)	51,500	6.6%
	Michael L. Stein	2,250	(11)	9,000	*
	Geoffrey R. Stone	4,500	(12)	10,500	*
	Non-Director Named Executive Officers
	Rosemarie Bouman	33,556	(13)	27,150	*
	George C. Clam	37,821	(14)	25,050	*
	Brian C. England	5,515		32,700	*
	All Directors, Executive Officers and Senior Corporate Officers as a group (14 Persons)	2,254,299		292,740	25.0%

*	Denotes less than 1% ownership.

**	Denotes person who serves as a director and who is also a named executive officer.
Security Ownership of Certain Beneficial Owners(1)

		Amount and Nature
	Name and Address	of Beneficial		Percent of
Title of Class	of Beneficial Owner	Ownership(2)		Class(4)

Common	Mitzi Heytow	1,019,322		10.0%
	c/o Oak Brook Bank 1400 Sixteenth Street Oak Brook, Illinois 60523
Common	Banc Fund V L.P., and	574,079	(15)	5.6%
	Banc Fund VI L.P. 208 S. LaSalle Street Chicago, Illinois 60604

FOOTNOTES

(1)	Shares of stock deemed beneficially owned at March 25, 2005.

(2)	The nature of beneficial ownership for shares shown in an individual’s name is sole voting and investment power unless otherwise indicated.

(3)	Reflects the number of shares that could be purchased by exercising options available as of March 25, 2005 or within 60 days thereafter under the Company’s Incentive Compensation Plan.

(4)	The percentage of Common Stock ownership was calculated with an outstanding share amount of 10,188,624 which included 420,250 shares that could be acquired within 60 days under exercisable options.

(5)	Excludes 7,326 shares of Common Stock that the Company is obligated to issue to Mr. Ballantine in exchange for 7,326 deferred stock units received by Mr. Ballantine in lieu of cash payment for his director meeting fees under the Company’s Director’s Deferred Stock Plan.

(6)	Excludes 31,506 shares of Common Stock held by Dr. Fitzgerald as custodian for the benefit of her minor children in which she disclaims beneficial interest but over which she exercises voting and investment power. Includes 924,957 shares of Common Stock of which 461,721 are held by an irrevocable insurance trust and 463,236 are held by a revocable trust. Dr. Fitzgerald is the trustee for the benefit of her minor children for both trusts and retains a present beneficial interest, voting, and investment power with respect to both trusts.

(7)	Excludes 750 shares of Common Stock held solely by Mr. Greenbaum’s spouse in and over which he disclaims beneficial interest, voting, and investment power. Excludes 8,000 shares of Common Stock that the Company is obligated to issue to Mr. Greenbaum in exchange for 8,000 deferred stock units received by Mr. Greenbaum in lieu of cash payment for his director meeting fees under the Company’s Director’s Deferred Stock Plan.

(8)	Excludes 3,881 shares of Common Stock that the Company is obligated to issue to Mr. Gries in exchange for 3,881 deferred stock units received by Mr. Gries in lieu of cash payment for his director meeting fees under the Company’s Director’s Deferred Stock Plan.

(9)	Excludes 1,019,322 shares of Common Stock held by Mitzi Heytow, Mr. Heytow’s spouse, in and over which he disclaims beneficial interest, voting, and investment power.

(10)	Excludes 50,000 shares of Common Stock held solely by Mr. Rieser’s spouse in and over which he disclaims beneficial interest, voting, and investment power. Excludes 9,095 shares of Common Stock held by an irrevocable trust of which Mr. Rieser is the co-trustee for the benefit of his son in which he disclaims any present beneficial interest but over which he has shared voting and investment power. Excludes 13,077 shares of Common Stock held by Mr. Rieser’s mother’s testamentary trust in and over which he disclaims any present beneficial interest but over which he has shared voting and investment power.

(11)	Excludes 8,148 shares of Common Stock that the Company is obligated to issue to Mr. Stein in exchange for 8,148 deferred stock units received by Mr. Stein in lieu of cash payment for his director meeting fees under the Company’s Director’s Deferred Stock Plan.

(12)	Excludes 7,905 shares of Common Stock that the Company is obligated to issue to Mr. Stone in exchange for 7,905 deferred stock units received by Mr. Stone in lieu of cash payment for his director meeting fees under the Company’s Director’s Deferred Stock Plan.

(13)	Excludes 75 shares of Common Stock held by Ms. Bouman as custodian for the benefit of her minor daughter in which she disclaims beneficial interest but over which she exercises voting and investment power.

(14)	Excludes 10,500 shares of Common Stock held in trust solely for the benefit of Mr. Clam’s spouse in and over which he disclaims beneficial interest, voting, and investment power.

(15)	Beneficial ownership information derived from the most recent Schedule 13G/A filed by the beneficial owner with the Securities and Exchange Commission.

ELECTION OF DIRECTORS
      The Board of Directors has currently fixed the number of directors at nine, with three directors to be elected at the Annual Meeting. The current Board of Directors consists of three separate classes of three directors. The term of the Class III directors — Miriam Lutwak Fitzgerald, M.D., Eugene P. Heytow and Geoffrey R. Stone, expires at the Annual Meeting, and each has been nominated for election to a three-year term at the Annual Meeting. All of the nominees are currently directors of the Company. Class II directors are Stuart I. Greenbaum, Richard M. Rieser, Jr., and Michael L. Stein, each of whom is serving a term that expires at the 2007 Annual Meeting of Shareholders. Class I directors are John W. Ballantine, Frank M. Paris, and Charles J. Gries, each of whom is serving a term that expires at the 2006 Annual Meeting of Shareholders.
      Unless directed otherwise, the persons named as proxies intend to vote FOR the election of Miriam Lutwak Fitzgerald, Eugene P. Heytow and Geoffrey R. Stone as directors to serve three-year terms as Class III directors, each to hold office until the 2008 Annual Meeting of Shareholders and until his or her successor is elected and qualified or until his or her earlier death, removal or resignation. Each of the nominees has consented to serve as a director if elected.
      Dr. Fitzgerald has served as a director since 1988. Mr. Heytow has served as a director and executive officer since the Company’s inception in 1983. Mr. Stone has served as a director since 1992.
      An affirmative vote of the holders of a plurality of the shares of Common Stock, present and eligible to vote at the Annual Meeting, will be required for a nominee to be elected as a director. Abstentions and shares for which authority to vote is not given will have no effect on the election of directors. Shares cannot be voted for more than three nominees; there is no right to cumulative voting.
DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth information concerning the current directors and executive officers of the Company. Messrs. Heytow and Rieser have served the Company as directors and executive officers since its inception in 1983. All other directors have served in such capacity from the years indicated in the following table. Dr. Fitzgerald and Messrs. Heytow and Stone are standing for re-election. Mr. Clam and Ms. Bouman have been executive officers with the Company since its inception in 1983. Mr. England has been an officer of the bank subsidiary of the Company since 1994 and was appointed as Vice President and Chief Marketing Officer of the Company in 2001. Officer appointments are made annually.
      In connection with the Company’s succession planning, on March 4, 2005, the Company entered into a retirement agreement with Mr. Heytow (the “Retirement Agreement”). Effective as of the Annual Meeting, Mr. Heytow will retire from his position as Chief Executive Officer and as an employee of the Company, and will serve as the non-executive Chairman of the Board and as a consultant to the Company. Mr. Heytow’s term as non-executive Chairman of the Board will be for one year but may be extended for an additional year. Mr. Heytow’s consulting relationship will terminate no later than December 31, 2006. Mr. Heytow’s successor as Chief Executive Officer of the Company will be Mr. Rieser. Mr. Rieser will be appointed Chief Executive Officer of the Company effective as of the Annual Meeting.

Name and Age	Education, Principal Occupation
Position with Company	During Last Five Years, Certain Other Directorships

Directors and Executive Officers

Eugene P. Heytow, 70	Harvard College, B.A. and University of Chicago Law
Chairman of the Board, Chief Executive Officer (1) and Chairman of the Executive Committee	School, J.D.
Oak Brook Bank*: Chairman of the Executive Committee.
Amalgamated Investments Company, Chicago (holding company of Amalgamated Bank of Chicago):
Chairman of the Board.
Amalgamated Bank of Chicago: Chairman of the Board.

Richard M. Rieser, Jr., 61	Brown University, B.A. and University of Chicago Law
President and Director(2)	School, J.D. Oak Brook Bank*: Chairman of the Board, Chief Executive Officer and President. Family relationship: Mr. Rieser is married to Mr. Heytow’s niece.

Directors

Frank M. Paris, 67	Northwestern University, B.S.
Vice Chairman of the Board and Director since 1983	Oak Brook Bank*: Vice Chairman of the Board.

Miriam Lutwak Fitzgerald, 47	Northwestern University, B.A. and Chicago Medical
Director since 1988	School, M.D. Mimi S. Lutwak M.D.S.C.: President. Oak Brook Bank*: Director. Amalgamated Bank of Chicago: Director.

Geoffrey R. Stone, 58	Wharton School of Finance and Commerce, University
Director since 1992	of Pennsylvania, B.S. and University of Chicago Law School, J.D. The University of Chicago: Harry Kalven Distinguished Professor of Law; formerly Provost, 1993 to 2001. Oak Brook Bank*: Director.

Michael L. Stein, 64	Brown University, B.A. and University of Chicago
Director since 1998	Law School, J.D. Brownson, Rehmus & Foxworth, Inc., Chicago,(Financial counseling): Executive Vice President. Oak Brook Bank*: Director.

Stuart I. Greenbaum, 68	New York University, B.S. and The Johns
Director since 1998	Hopkins University, Ph.D., Economics
John M. Olin School of Business, Washington University: Dean.
Reinsurance Group of America: Director.
Noble International, Ltd.: Director.
Oak Brook Bank*: Director.

Name and Age	Education, Principal Occupation
Position with Company	During Last Five Years, Certain Other Directorships

John W. Ballantine, 59	Washington & Lee University, B.A. and
Director since 1999	University of Michigan, M.B.A.
Private Investor
Scudder Funds: Director/Trustee.
American Healthways Corporation: Director.
Prisma Energy International: Director.
Portland General Electric: Director.
Oak Brook Bank*: Director.

Charles J. Gries, 59	DePaul University, B.S.C.,CPA
Director since 2002	Charles J. Gries & Company LLP (Certified Public Accountants): Partner. Oak Brook Bank*: Director.

Other Executive Officers

Rosemarie Bouman, 48	Indiana University, B.S., C.P.A.
Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	Oak Brook Bank*: Senior Executive Vice President and Chief Financial Officer.

George C. Clam, 55	Ripon College, B.A. and Northwestern University,
Vice President and Chief Banking Officer	M.B.A. Oak Brook Bank*: Director and Vice Chairman of the Board.

Brian C. England, 42	Southern Illinois University, B.S.
Vice President and Chief Marketing Officer	Oak Brook Bank*: Senior Executive Vice President and Chief Marketing Officer.

Senior Corporate Officers

Mitchell L. Hollins, 58	Case Western Reserve University, B.A. and
General Counsel and Secretary	New York University School of Law, J.D.
Oak Brook Bank*: Senior Vice President, Chief Legal Officer and Secretary since 2004.
Meadow Partners LLC (investment banking firm), Chicago, 2003-2004: Managing Director, Chief Operating Officer and General Counsel.
Piper Rudnick LLP (law firm), Chicago, 2000-2002: Partner
Sonnenschein Nath & Rosenthal LLP (law firm), Chicago, 1971-2000: Partner 1978-2000; Associate 1971-1978.

Jill D. Wachholz, 37	Luther College, B.A., C.P.A.
Chief Accounting Officer	Oak Brook Bank*: Senior Vice President, Chief Accounting Officer and Controller.

(1)	Mr. Heytow will retire as Chief Executive Officer of the Company on May 10, 2005.

(2)	Effective May 10, 2005, Mr. Rieser will be appointed Chief Executive Officer of the Company.

*	Subsidiary of the Company

BOARD OF DIRECTORS, MEETINGS, COMMITTEES, FUNCTIONS, MEMBERSHIP, AND
COMPENSATION
Composition, Meeting Attendance and Compensation
      The following table summarizes the membership of the Board of Directors and each of its committees, and the number of times each met during 2004. The Board of Directors has a standing Executive Committee, Independent Directors Committee (“IDC”), and Audit Committee. The Board of Directors has determined that Messrs. Ballantine, Greenbaum, Gries, Stein, Stone and Dr. Fitzgerald are “independent” as defined by applicable Securities and Exchange Commission rules and applicable NASDAQ listing standards. In addition, the Board of Directors has determined that each of Messrs. Gries and Ballantine, the Company’s Audit Committee Chairman and Vice Chairman, respectively, is an “audit committee financial expert”, as defined in such rules and required by such listing standards.

Independent
Members	Board	Executive	Audit	Directors

John W. Ballantine	Member		Vice Chair Financial Expert	Member
Miriam Lutwak Fitzgerald	Member			Vice Chair
Stuart I. Greenbaum	Member		Member	Member
Charles J. Gries	Member	Member	Chair Financial Expert	Member
Eugene P. Heytow	Chair	Chair
Frank M. Paris	Vice Chair	Member
Richard M. Rieser, Jr.	Member	Member
Michael L. Stein	Member	Member		Chair
Geoffrey R. Stone	Member		Member	Member
Number of Meetings in 2004	4	0	9	6
      The Company’s Corporate Governance Policies encourage personal attendance at Board meetings and the Annual Meeting of Shareholders. During 2004, each director attended in person, by video conference or telephonically 75% or more of the total meetings of the Board and the committees on which he or she served. Six of the nine directors attended the Company’s 2004 Annual Meeting of Shareholders.
      Each director was paid an annual cash retainer of $10,000, plus a fee of $2,500 for each meeting and expenses for each Board meeting attended during 2004. With respect to committee service, the Company paid an annual cash retainer to each of the Chairs of the Audit Committee and the IDC of $8,000 and $2,500, respectively. Each Vice Chair of the Audit Committee and IDC were paid an annual cash retainer of $2,500 and $1,250, respectively. In addition to the annual cash retainers, the Company paid $1,000 to each committee member for each committee meeting attended during 2004.
      Each of the directors of the Company is also a director of Oak Brook Bank (“OBB”), a subsidiary of the Company. As OBB directors, each Company director also received $1,000 for each quarterly OBB Board of Directors meeting attended and $500 for each Audit, Investment Management and Trust, and Directors Loan Committee meeting attended. Members of the Company’s Audit Committee that are also members of OBB’s Audit Committee are only paid the Company Audit Committee fee. With respect to the Company’s Executive Committee and OBB’s committees, no committee fees were paid to committee members who were also employees of either the Company or OBB.
      Pursuant to the Company’s Incentive Compensation Plan, Common Stock may be issued to the Company’s non-employee directors who elect to receive their compensation in shares of Common Stock. Unless a director has elected to defer his compensation, shares are issued quarterly based upon the amount of compensation earned during the quarter and the closing price of the Common Stock as reported on NASDAQ as of the last day of the preceding quarter. Deferred shares, together with dividend equivalents, are paid on the date specified by the director or upon cessation of service as a director.
      Any newly-elected, non-employee director receives an option to purchase 3,000 shares of Common Stock at the time initially elected as director under the formula option provisions of the Company’s Incentive Compensation Plan. In 2004, each non-employee director who continued as a non-employee director received an annual option to purchase 1,500 shares of Common Stock under the Company’s Incentive Compensation Plan. The granting of such annual options are at the discretion of the IDC.
Executive Committee
      The Executive Committee is authorized to convene between quarterly Board meetings when it is inconvenient or impractical to call a Board meeting. The Executive Committee has the power to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company other than a power specifically prohibited by Delaware Law.
Independent Directors Committee
      The Independent Directors Committee is currently comprised of all of the Company’s “independent” directors as such term is defined in the NASDAQ listing standards.
      As set forth in the Independent Directors Committee Charter, the IDC’s responsibilities include: establishing and maintaining corporate governance policies and the Company’s Code of Ethics consistent with applicable Federal and state laws and high ethical standards; evaluating and nominating Company directors; evaluating and setting the compensation and benefits, including stock-based, performance and incentive pay of the Company’s chief executive and reviewing and approving the compensation and benefits of other senior executive, executive and senior officers; and the compliance by the Company with legal and regulatory requirements related to the foregoing, including, but not limited to, the independent review and approval of related party transactions. As such, the IDC acts as the Board’s corporate governance and nominating committee and as its compensation committee. The IDC conducts executive sessions when appropriate.
      With respect to corporate governance and nominating matters, the duties of the IDC are as set forth in its charter. These duties include: evaluating the “independence” of each member of the Board; identifying, evaluating and making recommendations to the Board concerning potential candidates for nomination as directors, including candidates recommended by shareholders of the Company; and reviewing the overall effectiveness of the Board and the manner in which it conducts its business.
      In evaluating director candidates, including potential director candidates recommended by shareholders, the IDC will consider a variety of factors including, among other things, the candidate’s business experience and expertise, character, judgment, reputation, willingness and ability to commit necessary time and effort, and length and quality of service with regard to recommending candidates for re-election. In addition, the IDC will consider factors relating to the current and prospective composition of the Board, including, but not limited to, independence considerations, diversity of interests and experience and continuity.
      With respect to compensation matters, the duties of the IDC are as set forth in its charter. These duties include: review and approval of compensation for executive and senior officers of the Company; administration of the Company’s stock-based compensation, incentive and employee stock purchase plans and programs; conducting performance appraisals concerning the chief executive officer and such other senior executive, executive and senior management as it deems appropriate; making recommendations with respect to Board compensation; and conferring with the chief executive officer and other members of management regarding succession planning. The Report of the Independent Directors Committee on Executive Compensation and Other Compensation Matters appears elsewhere in this Proxy Statement.

      In carrying out its duties and responsibilities, the IDC is authorized to engage such consultants and advisors as the IDC deems necessary and advisable.
      A copy of the Independent Directors Committee Charter, including its sub-charters relating to corporate governance and nominating matters and to compensation matters, along with the Company’s Corporate Governance Policies and Code of Ethics can be found on the Company’s website at www.firstoakbrook.com.
Audit Committee
      Each Audit Committee member is “independent” as determined under the NASDAQ listing standards and also satisfies the heightened independence standards under the SEC rules. In addition, Messrs. Ballantine and Gries have been identified by the Board as “audit committee financial experts” under such applicable standards. The Audit Committee’s functions are as described in its Audit Committee Charter. These include assisting the Board in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements related thereto, including oversight of the Company’s relationship with the independent auditor and of the Company’s internal controls. All the Company’s Audit Committee members also serve as members on the Company’s bank subsidiary’s Audit Committee. The Report of the Audit Committee appears elsewhere in this Proxy Statement. A copy of the Audit Committee Charter can be found on the Company’s website at www.firstoakbrook.com.
TRANSACTIONS WITH RELATED PERSONS
      Directors and executive officers of the Company and their associates are customers of and have had transactions with the Company’s bank subsidiary. OBB has made loans to certain of the directors and executive officers of the Company. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.
INDEPENDENT COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
      All decisions regarding the compensation of the executive officers were made by the Independent Directors Committee. Although Mr. Rieser made recommendations to the Independent Directors Committee with regard to compensation of the other executive and senior officers, he did not participate in the deliberations with respect to his own compensation.
REPORT OF THE INDEPENDENT DIRECTORS COMMITTEE
ON EXECUTIVE COMPENSATION AND OTHER COMPENSATION MATTERS
      The following Report of the Independent Directors Committee on Executive Compensation and Other Compensation Matters and the Performance Graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein.
      The IDC administered and approved bonuses under the Annual Performance Bonus Plan in 2004 which Messrs. Heytow and Rieser were the sole participants (the “Performance Plan”). The IDC also reviewed and approved all compensation, options, benefits and bonus matters for senior executive, executive and senior officers of the Company and its subsidiary.
      The IDC has furnished the following report on compensation:
SALARIES:
      In determining salaries, the IDC reviewed information provided by the Company’s management and considered a wide variety of factors. With respect to overall compensation and benefits, these included cost of living changes, competitive pay scales, and Company performance. With respect to individual salaries, the factors included the level and complexity of the position, education and special training necessary or helpful to the position, promotions and growth in responsibility and effort, relative pay within the Company, competitive pay (as determined by independent compensation surveys targeting national and local peer groups of financial institutions), cost of living changes, and individual, departmental, and Company performance.
      With regard to the Company’s Chief Executive Officer, Mr. Heytow’s salary and benefits were determined by the IDC based upon the aforementioned considerations. In addition, his compensation was also in keeping with the Company’s policy of compensating senior executive officers based on the safety and soundness of the Company and subsidiary bank and medium- and long-term growth and profitability. The IDC approved salary, benefits and bonuses for Mr. Heytow for 2004 as set forth in the Summary Compensation Table.
      With regard to the Company’s President, Mr. Rieser’s salary and benefits were also set by the IDC based upon the aforementioned considerations. His compensation was also based upon the IDC’s determination of the importance of Mr. Rieser’s involvement in the day-to-day management and leadership of the Company, as evidenced by the Company’s overall safety and soundness and its medium- and long-term growth and profitability. The IDC approved salary, benefits and bonuses for Mr. Rieser for 2004 as set forth in the Summary Compensation Table.
BONUSES:
Senior Executive Group:
      Annual incentive compensation is provided to Messrs. Heytow and Rieser through the Performance Plan. The Performance Plan provides for determination of a maximum bonus amount for each participating senior executive officer pursuant to a predetermined objective formula. Under the formula, the maximum bonus payment for a year is the senior executive officer’s pro rata portion of a bonus pool, expressed as a product equal to the Company’s net income for the year multiplied by a factor (the “multiplier”) set by the IDC for such year (the “Bonus Pool”). For purposes of the formula: (a) “net income” is defined as net income before income taxes, as adjusted by objective criteria selected by the IDC, including but not limited to any acquisition-related charges, litigation, claims, judgments, or settlements; changes in accounting principles or other such laws or provisions, and extraordinary non-recurring items; and (b) the individual’s pro rata portion is determined based on the individual’s annual base salary as of March 1 of the year as compared to the March 1 annual base salaries of all individuals participating in the Performance Plan for the year. Pursuant to the Performance Plan, the maximum bonus that may be earned by a participating senior executive officer is the lesser of his pro rata portion of the Bonus Pool (as determined above) or three times such individual’s annual base salary as of March 1.
      Under the Performance Plan, the IDC certifies the amount of any bonuses earned promptly after the close of the calendar year based on the formula described above. The Performance Plan provides the IDC with discretion to reduce (but not increase) an individual’s actual bonus from the pro rata portion of the Bonus Pool that would otherwise be payable under the above formula. The Performance Plan does not prescribe specific factors for the IDC to consider in determining whether to exercise such negative discretion.
      For the year ending December 31, 2004, the Performance Plan provided for a Bonus Pool totaling $2,472,000 based on the multiplier and the Company’s net income, or a maximum bonus for 2004 for

Messrs. Heytow and Rieser under the Performance Plan of $920,000 and $1,552,000; respectively. The IDC approved bonuses of $231,691 for Mr. Heytow and $390,608 for Mr. Rieser (collectively, the “2004 Bonuses”). In determining the 2004 Bonuses, the IDC continued its practice of reviewing several performance factors in arriving at a final bonus amount. More specifically, the IDC considered each senior executive officer’s individual performance and the level of achievement with respect to performance measures including earnings per share growth, return on assets, return on equity, non-performing assets, market price growth of the Company’s stock, and market price of the Company’s stock relative to its book value. Based on each individual senior executive officer’s performance and the Company’s performance in 2004, the IDC approved 2004 bonuses for Messrs. Heytow and Rieser in an amount equal to approximately 74% of annual base salary.
Executive Group:
      In 2004, the Executive Group included executive officers Rosemarie Bouman, George C. Clam and Brian C. England. These executive officers may earn discretionary bonuses based on a modified version of the factors applicable to the senior executive officer bonus determination. The executive officers could have received a maximum bonus of one times the executive officer’s annual salary. The bonuses approved for Messrs. Clam and England and Ms. Bouman for 2004 are set forth in the Summary Compensation Table and represent approximately 37% of annual base salary.
      In addition to the objective formula described above, the IDC may award a subjective, discretionary bonus to both the Senior Executive Group and Executive Group that relates most closely to extra performance or results as compared to established goals, departmental business plans and budgets, short- and medium-term Company growth and profitability, and successful business development efforts. No subjective, discretionary bonuses were awarded for 2004.
LONG-TERM INCENTIVE COMPENSATION:
      In addition to cash compensation in the form of base salaries and annual bonuses, senior executive and executive officers and other employees may be awarded long-term incentive compensation in the form of stock options, restricted stock units and other equity awards under the Company’s Incentive Compensation Plan. The IDC believes that the awarding of equity-based incentive compensation further aligns the interests of the option recipient with those of the stockholders and provides additional incentives for strong individual and Company performance.
      The IDC approved stock options for certain officers, including Messrs. Heytow and Rieser, who received grants of 9,000 and 15,000 stock options, respectively, in January 2004.
      During 2004, the IDC began to review the use of forms of equity incentives other than stock options in anticipation of the implementation of new accounting rules relating to expensing of stock options. As a result of this review, the IDC began to grant restricted stock units along with stock option grants. It is anticipated that the IDC will continue its review of equity-based awards during 2005.

SECTION 162(m)
      Section 162(m) of the Internal Revenue Code limits to $1 million the Company’s allowable Federal income tax deduction for compensation paid for a calendar year to each of its Chief Executive Officer and four other most highly compensated executive officers. The allowable deduction for certain “performance-based” and other compensation is not, however, subject to the $1 million limitation. Based upon regulations, compensation attributable to the Company’s current Incentive Compensation Plan and Performance Plan should be exempt from the deduction limitation as “performance-based.” Notwithstanding the above, in the future, the IDC may determine after consideration of applicable circumstances that it would be in the best interests of the Company to pay compensation in an amount or manner that does not satisfy such rules governing deductibility.
INDEPENDENT DIRECTORS COMMITTEE
Michael L. Stein, Chairman
Dr. Miriam Lutwak Fitzgerald, Vice Chairman
John W. Ballantine, Member
Stuart I. Greenbaum, Member
Charles J. Gries, Member
Geoffrey R. Stone, Member
SUMMARY COMPENSATION TABLE
      The following table sets forth the indicated compensation with respect to each of the last three fiscal years for the Company’s Chief Executive Officer and its four other most highly compensated executive officers during 2004:

						Long Term
		Annual Compensation				Compensation
							All Other
		Salary	Bonus		Other Annual	Option	Compensation
Name and Principal Position	Year	($)(1)(2)	($)(2)		Compensation(3)	Awards (#)(4)	($)(5)

Eugene P. Heytow	2004	331,500	231,691		—	9,000	91,751
Chief Executive Officer	2003	325,000	306,471		—	9,000	112,933
	2002	318,867	176,600		—	22,500	105,141
Richard M. Rieser, Jr.	2004	546,500	390,608		—	15,000	110,153
President	2003	521,000	515,893		—	18,000	145,884
	2002	463,333	258,400		—	22,500	118,769
George C. Clam	2004	204,000	75,003	(6)	—	7,500	22,914
Vice President &	2003	194,000	97,048	(6)	—	—	20,252
Chief Banking Officer	2002	191,500	—		—	9,000	18,201
Rosemarie Bouman	2004	193,000	72,404	(6)	—	7,500	22,400
Vice President,	2003	181,666	93,473	(6)	—	7,500	19,765
Chief Financial Officer	2002	172,746	51,500	(6)	—	7,500	15,504
& Treasurer
Brian C. England	2004	179,167	81,834	(6)	—	—	19,773
Vice President &	2003	173,333	74,387	(6)	—	7,500	17,842
Chief Marketing Officer	2002	162,663	48,600	(6)	—	12,910	12,813
SUMMARY COMPENSATION TABLE FOOTNOTES

(1)	This column includes annual base salary, directors’ and committee fees of the Company and its bank subsidiary.

(2)	These columns may include amounts elected to be deferred under the Company’s qualified and nonqualified deferred compensation plans.

(3)	Each named executive officer received perquisites and personal benefits in annual amounts below the applicable reporting threshold of the lesser of $50,000 or 10% of the base salary and bonus reported for such year.

(4)	This column indicates the number of shares of the Company’s common stock issuable upon exercise of the options.

(5)	This column includes: (i) the Company’s contributions under its 401(k) Savings Plan, Stock Bonus Plan and related nonqualified deferred compensation plan; (ii) taxable income for life insurance benefits paid by the Company with respect to insurance policies covering the life of each named executive officer; and (iii) amounts paid to the named executive officer with respect to certain life insurance agreements, as set forth in the table below for 2004:

	(i)	(ii)	(iii)

Mr. Heytow	31,602	15,309	44,840
Mr. Rieser	53,316	11,997	44,840
Mr. Clam	21,064	1,850	—
Ms. Bouman	21,577	823	—
Mr. England	19,277	496	—

(6)	Includes award of annual discretionary bonus to the named executive officer; however, at the election of the Company, payment of two-thirds of the bonus is deferred and is payable in equal increments in the following two years. The deferred amounts are subject to forfeiture upon the executive officer leaving the Company prior to payment.
TRANSITIONAL EMPLOYMENT AND OTHER AGREEMENTS WITH
EXECUTIVE OFFICERS
Transitional Employment Agreements
      The Company has entered into Transitional Employment Agreements (the “Agreements”) with certain of its named executive officers. In addition, the Company entered into a Transitional Employment Agreement with Mr. Paris who is no longer an executive officer while he was an executive officer. As discussed more fully below, Mr. Heytow’s Agreement will terminate as of the Annual Meeting pursuant to an agreement with the Company entered into on March 4, 2005 (the “Retirement Agreement”). No payments will be made to Mr. Heytow under the Agreement upon such termination.
      In the event of a change in control of the Company, the Agreements provide for an employment term of three years from the date of the change in control with compensation and benefits at the same level as in effect immediately preceding the change in control. If the executive officer’s employment is involuntarily terminated by the Company or its successor (other than for cause) during the three-year employment term or within six months prior to and in connection with the change in control, or in the event of the executive officer’s resignation under circumstances which constitute a constructive discharge, the executive officer is entitled to continue to receive salary, directors’ fees, and bonus payments, and to continue to receive the value of other benefits, for a period of 36 months from the date of such termination of employment.
      For Mr. Rieser, the amount of such continuing salary, directors’ fees, and bonus payments will be based upon the level in effect at the time of the change in control, or if greater, termination of employment; but in either event no less than the average of such amounts received during the five-year period prior to the change in control. Salary and bonus continuation payments for certain other executive officers will be based on, in some cases, the executive officer’s annual salary immediately prior to the year in which the change in control occurs, and in others on the average of the annual salary and bonus payments received by the executive officer during the five-year period prior to the year in which the change in control occurs. The Agreements also provide for payment of any accrued but unpaid bonuses, continuing access to the Company’s group and executive medical plans after expiration of the 36-month compensation continuation period and continuing indemnification rights. In the event of Mr. Rieser’s death during the 36-month continuation period, his Agreement provides for a lump sum payment equal to the present value of the remaining salary and directors fees, and continuation of bonus payments and certain other benefits to Mr. Rieser’s designated beneficiary.
      “Cause” is generally defined in the Agreements as a felony conviction involving an act or acts of dishonesty or breach of trust or the continued and willful failure of the executive officer to substantially perform the officer’s duties under the Agreement. “Constructive discharge” is defined generally to include a breach of the Company’s obligations under the Agreement, a material diminution of the executive officer’s duties and responsibilities, a change of the executive officer’s primary employment location by more than 35 miles from the primary location in effect at the time of the change in control or a significant change in the executive officer’s regularly-scheduled work hours from those in effect at the time of the change in control. In the case of Mr. Rieser, his voluntary resignation at any time during the first year of the employment term, or in the case of the other executive officers’, voluntary resignation at any time during the first year of the employment term but after the termination or the announcement of the termination of Mr. Rieser’s employment will also constitute resignation under circumstances which constitute a constructive discharge. Salary and bonus continuation payments to certain executive officers are subject to reduction to the extent necessary so that no portion of those amounts will be subject to the excise tax imposed under the Internal Revenue Code on payments which may be deemed to be “excess parachute payments”. The compensation and benefits payable to Mr. Rieser under his Agreement will be increased to the extent necessary to gross-up such compensation and benefits, or the compensation and benefits payable under any other plan or program of the Company, to the extent Mr. Rieser would be subject to the excise tax upon the receipt thereof.
Supplemental Pension Agreements
      The Company has also entered into Supplemental Pension Agreements with Messrs. Heytow and Rieser. Under these Agreements, the Company is obligated to provide at a prescribed retirement date, a supplemental pension in the form of a life and 15-year certain annuity based upon a percentage of the senior executive officer’s final base salary. Pursuant to Mr. Heytow’s Retirement Agreement, commencing January 1, 2006, Mr. Heytow will receive an annual pension benefit equal to $78,000. Mr. Rieser’s retirement date under his Supplemental Pension Agreement with the Company is January 1, 2015 and 50% of Mr. Rieser’s final base salary will be used in determining his pension benefit. In the event of termination of employment prior to the applicable retirement date, the supplemental pension payable at the retirement date will be prorated based on years of service of Mr. Rieser from October 1994 to the date of his termination of employment. No proration of the amount of the supplemental pension payable is required, however, if the termination of Mr. Rieser’s employment is involuntary (other than for cause) or voluntary following an event that would constitute a constructive discharge as defined in his Transitional Employment Agreement (without regard to whether or not a change in control has occurred). An actuarially reduced supplemental pension may be paid prior to the applicable retirement date to Mr. Rieser in the event of termination of employment prior to such date.
Agreements Regarding Post-Employment Restrictive Covenants
      The Company has entered into Agreements Regarding Post-Employment Restrictive Covenants with Messrs. Heytow and Rieser. In addition, the Company entered into an Agreement Regarding Post-Employment Restrictive Covenants with Mr. Paris who is no longer an executive officer while he was an executive officer. Under these Agreements, the executive officers agree that following termination of employment for any reason other than death, the executive officer will not, for a period of twenty-four months, directly or indirectly solicit any customer of the Company or its affiliates not to do business with the Company or such affiliates or to solicit or encourage any employee of the Company or its affiliates to terminate his or her employment. In addition, the Agreements impose confidentiality obligations on the executive officer. As consideration for the restrictive covenants, the Company is obligated to pay 12 annual payments of $80,000 each to Messrs. Heytow and Rieser. Pursuant to Mr. Heytow’s Retirement Agreement, commencing June 1, 2005, Mr. Heytow will begin receiving annual payments of $80,000.
Retirement Agreement with Eugene P. Heytow
      In connection with Mr. Heytow’s retirement as Chief Executive Officer of the Company as described elsewhere in this Proxy Statement, the Company has agreed to provide the following financial benefits to Mr. Heytow pursuant to his Retirement Agreement:

•	Mr. Heytow’s retainer for serving as non-executive Chairman of the Company will be paid at the rate of $75,000 per annum;

•	Mr. Heytow will remain as Chairman of the Executive Committee of the Company during the period he is serving as non-executive Chairman of the Board;

•	Commencing January 1, 2006, Mr. Heytow will receive from the Company an annual pension benefit of $78,000 pursuant to his Supplemental Pension Agreement;

•	Commencing June 1, 2005, Mr. Heytow will receive from the Company an annual Post-Employment payment of $80,000 for 12 years pursuant to his Agreement Regarding Post-Employment Restrictive Covenants;

•	On May 10, 2005, the remaining balance of Mr. Heytow’s 9,000 stock options that currently are not vested will become fully vested and the exercise period will be extended to August 1, 2007; and

•	Commencing May 10, 2005, Mr. Heytow will be paid a consulting fee at the rate of $250,000 per annum that will terminate no later than December 31, 2006.
STOCK OPTION GRANTS TABLE
      The following table sets forth certain information concerning grants of stock options during the year ended December 31, 2004 to each of the executive officers named in the Summary Compensation Table.

	Individual Grants

			Percent of
	Number of		Total Options
	Securities		Granted to
	Underlying		Directors and	Exercise
	Options		Employees in	Price	Expiration	Grant Date
Name	Granted(1)		Fiscal Year(2)	($/Sh)(3)	Date	Value($)(4)

Eugene P. Heytow	9,000	(5)	9.38	33.70	1/27/2014	83,735
Richard M. Rieser, Jr.	15,000		15.63	33.70	1/27/2014	139,558
George C. Clam	7,500		7.81	33.70	1/27/2014	69,779
Rosemarie Bouman	7,500		7.81	33.70	1/27/2014	69,779
Brian C. England	—		—	—	—	—

(1)	Represents stock options granted under the Company’s Incentive Compensation Plan. The options were granted for a term of 10 years subject to earlier termination because of death or permanent disability. The options become 33.3% vested for Messrs. Heytow and Rieser and 20% for all other executive officers on the first anniversary date of grant, and an additional 33.3% and 20%, respectively, on each subsequent anniversary; however, in the event of a change in control, the options immediately become 100% vested.

(2)	The percentages shown in the table are based on total options granted to directors and employees in 2004 of 96,000 shares of the Company’s Common Stock.

(3)	The exercise price of each stock option was the closing market price of Common Stock on the day preceding the date of grant.

(4)	The fair value for these options was estimated at the grant date of January 27, 2004 using a Black-Scholes option pricing model with the following weighted-average assumptions for 2004: risk-free interest rate of 3.69%; dividend yield of 2.07%; volatility factor of the expected market price of the Company’s Common Stock of 28.25%, and a weighted-average expected life of the option of 6.29 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.

(5)	Pursuant to Mr. Heytow’s Retirement Agreement, on the date of the Annual Meeting (which is the date Mr. Heytow is retiring from the position of Chief Executive Officer of the Company), 6,000 of these options will become fully vested and the period during which they may be exercised will be extended to August 1, 2007.
AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
AND
YEAR-END STOCK OPTION VALUES
      The following table sets forth the indicated year-end 2004 value and number of unexercised options for each of the executive officers named in the Summary Compensation Table.

				Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			December 31, 2004	December 31, 2004(1)

	Shares Acquired	Value	Exercisable/	Exercisable/
	on Exercise	Realized	Unexercisable	Unexercisable
Name	(#)	($)	(#)	($)

Eugene P. Heytow	111,000	2,760,333	56,400/22,500	1,038,894/180,573
Richard M. Rieser, Jr.	48,000	785,496	33,000/34,500	509,568/253,071
George C. Clam	5,000	116,110	23,270/13,380	485,425/ 88,211
Rosemarie Bouman	9,000	209,700	31,170/18,480	673,943/147,740
Brian C. England	—	—	27,600/14,400	569,105/217,018

(1)	Based on the Company’s Common Stock price on December 31, 2004 of $32.41 per share.

FIVE YEAR PERFORMANCE COMPARISON
      The graph below provides an indicator of total return performance for the Company’s stock for the past five years as compared with the Center for Research in Security Prices (CRSP) Index for the Nasdaq Stock Market® (U.S. Companies) and a Peer Group, the CRSP Index for NASDAQ Bank Stocks.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
First Oak Brook Bancshares, Inc.

Includes data from 12/31/99 to 12/31/2004

$300
$200
$100
$0
292.9
186.4
53.8
12/31/1999
12/29/2000
12/31/2001
12/31/2002
12/31/2003
12/31/2004

Legend

Symbol	CRSP Total Returns Index for:	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004
———— ■	First Oak Brook Bancshares, Inc.	100.0	98.0	137.3	181.9	265.8	292.9
— — — — ★	Nasdaq Stock Market (US Companies)	100.0	60.3	47.8	33.1	49.4	53.8
- - - - - ▲	Nasdaq Bank Stocks SIC 6020-6029, 6710-6719 US & Foreign	100.0	114.2	123.7	126.6	162.9	186.4

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/31/1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 and regulations thereunder require directors and certain officers of the Company and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership of the Company’s stock with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely upon the review of copies of such reports furnished to the Company and representations of reporting persons, all reports were timely filed in 2004.
EQUITY COMPENSATION PLAN TABLE
      The following table summarizes information as of December 31, 2004 relating to equity compensation plans of the Company pursuant to which Common Stock is authorized for issuance:

Number of Securities
	Number of Securities	Weighted-Average		Remaining Available for
	to be Issued Upon	Exercise Price of		Future Issuance Under
	Exercise of	Outstanding		Equity Compensation Plans
	Outstanding Options,	Options,		(Excluding Securities
	Warrants and Rights	Warrants and Rights		Reflected in Column (a))
Plan Category	(a)	(b)		(c)

Equity compensation plans approved by security holders:
Incentive compensation plan(1)	620,336	17.21	(2)	415,345
Employee stock purchase plan	[N/A]	[N/A]		124,737
Equity compensation plans not approved by security holders	—	—		—

(1)	In 2004, the Company’s shareholders approved the nonqualified Incentive Compensation Plan which superseded the previous Stock Incentive Plan. The Incentive Compensation Plan allows the Company to grant stock options, deferred directors’ shares, restricted stock units, stock appreciation rights and other equity compensation awards to employees, directors and consultants. As of December 31, 2004, the Company has outstanding stock options to employees and directors totaling 586,672 in addition to deferred stock units issued to outside directors in lieu of directors’ fees totaling 33,664.

(2)	Since the deferred stock units granted under the Incentive Compensation Plan do not have an exercise price and are settled only for shares of the Company’s Common Stock on a one-for-one basis, these units have been disregarded for purposes of computing the weighted-average exercise price.
REPORT OF THE AUDIT COMMITTEE
      The following Report of the Audit Committee does not constitute solicitation material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.
      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process as set forth in its Audit Committee Charter. The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring: (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements related thereto. The independent external auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited financial statements and the quality and adequacy of the Company’s internal controls with management and the Company’s internal auditors and the independent auditors. The Chairman of the Audit Committee met with management, the internal auditors and independent auditors to discuss interim financial and other information contained in each quarterly earnings announcement prior to public release. Furthermore, the full Audit Committee met with these same parties in connection with the Company’s quarterly filings prior to public release. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received a disclosure letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Finally, the Audit Committee has considered whether other non-audit services provided by the independent auditors to the Company are compatible with maintaining the auditor’s independence and has discussed with the independent auditors its independence.
      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission.
      Submitted by the Audit Committee of the Company’s Board of Directors on March 10, 2005.
Charles J. Gries, Chairman
John W. Ballantine, Vice Chairman
Stuart I. Greenbaum, Member
Geoffrey R. Stone, Member
PRINCIPAL ACCOUNTANT FEES AND SERVICES
      The following table sets forth the aggregate fees billed to the Company for professional services provided by KPMG LLP for the fiscal years ended December 31, 2004 and December 31, 2003, respectively:

	December 31,

	2004	2003

Audit Fees	$204,000	$67,800
Audit-Related Fees(a)	14,850	15,500
Tax Return Fees	17,000	12,650
All Other Fees(b)	—	100,000

	$235,850	$195,950

(a)	Includes fees for services related to benefit plan audits, registration statements filed with the Securities and Exchange Commission, and other reports required by bank regulating authorities.

(b)	Includes accounting and tax consultations.
Pre-approval Procedures
      All of the services provided by the independent public accountant in 2003 and 2004 were pre-approved by the Audit Committee or the Board.
      The Audit Committee has established general guidelines for the permissible scope and nature of any permitted non-audit services. Pre-approval of all auditing services and permitted non-audit services may be granted by action of the full Audit Committee or, in the absence of such Audit Committee action, by the Audit Committee Chair whose action shall be considered to be that of the entire Committee.
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANT
      The Company’s independent public accountant for the fiscal year ended December 31, 2004 was KPMG LLP. The Company’s Audit Committee has selected Grant Thornton LLP as the Company’s independent public accountant for the fiscal year ending December 31, 2005. The Company seeks ratification of this action at the Annual Meeting. An affirmative vote of the holders of a plurality of the shares of Common Stock, present and eligible to vote at the Annual Meeting, will be required for ratification of Grant Thornton LLP as independent public accountant of the Company. The Company has invited representatives of KPMG LLP and Grant Thornton LLP to be present at the Annual Meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders at the Annual Meeting.
Change in Accountants
      On March 25, 2005, the Audit Committee of the Board of Directors of the Company dismissed KPMG LLP as the Company’s independent public accountant. The dismissal will be effective for the fiscal year ending December 31, 2005.
      The audit reports of KPMG LLP on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.
      During the fiscal years ended December 31, 2003 and 2004, and through the date of dismissal of KPMG LLP, there were no disagreements with KPMG LLP on matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreement in its reports on the financial statements for such fiscal years. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission (the “Commission”) for the fiscal years ended December 31, 2004 and 2003 and through the date of dismissal.
      Pursuant to Item 304(a)(3) of Regulation S-K, the Company provided KPMG LLP with a copy of the disclosures and requested that KPMG LLP provide a letter addressed to the Commission stating its agreement with the statements set forth above. A copy of KPMG LLP’s letter to the Commission was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K dated March 25, 2005.
      During the fiscal years ended December 31, 2003 and December 31, 2004 and the subsequent period prior to engaging Grant Thornton LLP, the Company did not consult with Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
      The Board of Directors recommends ratification of the Audit Committee’s selection of Grant Thornton LLP as the Company’s independent public accountant.

SHAREHOLDER PROPOSALS, DIRECTOR NOMINATIONS
AND SHAREHOLDER COMMUNICATIONS
For Inclusion in Proxy Statement
      To be considered for inclusion in the Company’s proxy and form of proxy relating to the 2006 Annual Meeting of Shareholders, a shareholder proposal must be received prior to December 9, 2005, by the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.
Notice of Business to Be Conducted at an Annual Meeting
      Pursuant to the By-laws, only business brought by or at the direction of the Board of Directors may be conducted at an annual meeting of shareholders. The By-laws of the Company provide for an advance notice procedure for a shareholder to properly bring business before an Annual Meeting of Shareholders. For the 2006 Annual Meeting of Shareholders, a shareholder must give written advance notice to the Secretary of the Company not later than January 2, 2006; provided, however, that in the event that the date of the 2006 Annual Meeting of Shareholders is held before April 2, 2006 or after July 2, 2006, notice by the shareholder will be timely if it is received not later than the close of business on the later of (a) 120 days prior to the date of the meeting or (b) the tenth (10th) day following the date on which notice of the annual meeting date was publicly announced. The advance notice by a shareholder must include the shareholder’s name and address, as they appear on the Company’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting of Shareholders, the class, the number of shares of the Company’s capital stock that are beneficially owned by such shareholder, any material interest of such shareholder in the proposed business and whether the shareholder intends to solicit proxies or participate in the solicitation of proxies in support of such proposal.
      In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to any annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.
Shareholder Communications
      The Company encourages communication between its shareholders and management and between shareholders and the Board of Directors, including recommendations relating to potential director nominees. Such communications should be addressed in care of the Secretary of the Company.
Other Matters Which May Properly Come Before the Meeting
      The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING THE SAME ADDRESS
      The Company is delivering a single annual report, proxy statement and Form  10-K to any household at which two or more shareholders of the Company reside, unless the Company has received contrary instructions from one or more of the shareholders.
      A shareholder may receive separate copies or, if currently receiving multiple copies, request only a single copy of the documents listed above by contacting Ms. Rosemarie Bouman, Chief Financial Officer. You may contact her by calling toll-free at 800-536-3000 ext. 258, writing to her at First Oak Brook Bancshares, Inc. Investor Relations, 1400 Sixteenth Street, Oak Brook, Illinois 60523 or e-mail her at rbouman@obb.com.

By Order of the Board of Directors

/s/ Mitchell L. Hollins Mitchell L. Hollins
Secretary
Oak Brook, Illinois
April 8, 2005

PROXY
FIRST OAK BROOK BANCSHARES, INC.
1400 Sixteenth Street, Oak Brook, Illinois 60523
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder(s) of First Oak Brook Bancshares, Inc., a Delaware corporation (the “Company”), does (do) hereby constitute and appoint Eugene P. Heytow, Frank M. Paris and Richard M. Rieser, Jr., or any one or more of them, each with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Shareholders of the Company to be held in the Conference Center of the Oak Brook Bank Building, 1400 Sixteenth Street, Oak Brook, Illinois, 60523, on Tuesday, May 10, 2005 at 10:00 a.m. and at any adjournment thereof, and to vote all the shares of Common Stock of the Company standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below.

1.	The election of three (3) Class III directors of the Company’s Board of Directors.
☐ For All                ☐ Withheld For All                ☐ For All Except
     Nominees: Miriam Lutwak Fitzgerald, M.D., Eugene P. Heytow and Geoffrey R. Stone
     Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

2.	Ratification of the appointment of Grant Thornton LLP as independent auditors of the Company.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be signed on reverse side)

(Continued from other side)
     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted “FOR ALL” of the three nominees for director, and “FOR” the ratification of the appointment of Grant Thornton LLP as independent auditors of the Company.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

(Signature if held jointly)

Dated
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED, PREPAID ENVELOPE.